CERTIFIED RESOLUTIONS

I, Tina H. Bloom, Secretary of The Cutler Trust (the "Trust"), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust,  including a majority of the  Trustees who are not "interested persons" of the Trust, at a special meeting of the Board held on June 15, 2012.

WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type and form of coverage of the fidelity bond through Federal Insurance Company (the “Fidelity Bond”); and

WHEREAS, the amount of coverage under the Fidelity Bond is $400,000, being at least equal to the minimum amount of bond required by Rule 17g-1 promulgated under the 1940 Act;

NOW, THEREFORE, BE IT RESOLVED, that the amount, type and form of coverage of the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, approved for the annual term ending June 30, 2013; and

FURTHER RESOLVED, that the premium of $1,625 to be paid by the Trust under the Fidelity Bond for the annual term ending June 30, 2013 be, and it hereby is, approved; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and he or she hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

June 25, 2012	/s/ Tina H. Bloom
Tina H. Bloom
Secretary